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                                                                   FILE NO. 811-

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                         FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

             Name: Calamos Convertible Opportunities and Income Fund

Address of Principal Office (No. & Street, City, State, Zip Code):

                              1111 Warrenville Road
                         Naperville, Illinois 60563-1493

Telephone Number (including area code):       (630) 245-7200

Name and address of agent for service of process:

                              James S. Hamman, Esq.
                                   Secretary
               Calamos Convertible Opportunities and Income Fund
                              1111 Warrenville Road
                         Naperville, Illinois 60563-1493

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

               YES   [X]                                   NO    [ ]

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Naperville and the State of Illinois on the 19th day of April, 2002.

Attest:                                     Calamos Convertible Opportunities
/s/ James S. Hamman, Esq.                   and Income Fund
    Secretary                               /s/ John P. Calamos
    Calamos Convertible Opportunities           Trustee
    and Income Fund                         Calamos Convertible Opportunities
                                            and Income Fund